EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-157405, 333-146483 and 333-132996 on Form S-3 and Registration Statements No. 333-132933 (including Post-effective Amendment No. 1 thereto), 333-134080, 333-141023 and 333-147132 on Form S-8 of our report dated February 27, 2009, relating to the financial statements and financial statement schedules of Duke Energy Corporation and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Duke Energy Corporation for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina

February 27, 2009